EXHIBIT 10.8
            Form of Employment Agreement between NBT Bancorp Inc. and
                  John G. Martines made as of February 17, 2000

                              EMPLOYMENT AGREEMENT


         This EMPLOYMENT AGREEMENT (the "Agreement") made and entered into this seventeenth day of February, 2000, by and between JOHN G. MARTINES ("Executive") and NBT BANCORP INC., a Delaware corporation having its principal office in Norwich, New York ("NBTB")

                          W I T N E S S E T H T H A T :

         WHEREAS, the Agreement and Plan of Merger (the "Merger Agreement") dated as of August 16, 1999, as amended as of December 13, 1999, and as further amended as of December 27, 1999, and as further amended as of February 17, 2000, by and between NBTB and Lake Ariel Bancorp, Inc., a Pennsylvania corporation having its principal office in Lake Ariel, Pennsylvania ("LABN"), provides that LABN will be merged with and into NBTB (the "Merger");

         WHEREAS, Executive is the president and chief executive officer of LA Bank, National Association, a national banking association which is a wholly-owned subsidiary of LABN (referred to herein, together with the operations of any Pennsylvania-based bank with which it may combine, as "New Bank");

         WHEREAS, NBTB desires to secure the employment of Executive upon consummation of the Merger;

         WHEREAS, Executive is desirous of entering into the Agreement for such periods and upon the terms and conditions set forth herein; and

         WHEREAS, to assist in achieving the objectives of the transactions described in the Merger Agreement, section 4.8 of the Merger Agreement contemplates that Executive will enter into an employment agreement as a condition to the consummation of the transactions described therein.

         NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, intending to be legally bound, the parties agree as follows:

         1.       EMPLOYMENT; RESPONSIBILITIES AND DUTIES.

                  (a) Contingent upon the occurrence of the Merger,  NBTB hereby agrees to cause New Bank to employ Executive, and Executive hereby agrees to serve as chief executive officer of New Bank, or of the northeastern Pennsylvania operations of any successor entity to New Bank, during the Term of Employment. Executive shall have such executive duties, responsibilities, and authority as shall be set forth in the bylaws of New Bank or such successor entity on the date of this Agreement or as may otherwise be determined by NBTB or by New Bank or such successor entity. During the Term of Employment, Executive shall report directly to the chief executive officer of NBTB.

                  (b) Contingent upon the occurrence of the Merger, NBTB hereby agrees to cause Executive to be reelected to the board of directors of New Bank for successive terms throughout the Term of Employment. Subject to the fiduciary duties of its directors to NBTB, as promptly as practicable after the occurrence of the Merger NBTB will use its best efforts to cause Executive to be elected or appointed as a director of NBTB, to serve as a director of the class whose term expires in 2000, and to propose to its stockholders at its next annual meeting of stockholders that Executive be reelected to the board of directors of NBTB as a member of the class whose term shall expire in 2003.

                  (c) Executive shall devote his full working time and best efforts to the performance of his responsibilities and duties hereunder and to the retention of the customer relationships to which New Bank has been a party prior to the date of this Agreement and the expansion of the customer relationships of New Bank subsequent to the date of this Agreement. During the Term of Employment, Executive shall not, without the prior written consent of the Board of Directors of New Bank, render services as an employee, independent contractor, or otherwise, whether or not compensated, to any person or entity other than New Bank or its affiliates; provided that Executive may, where involvement in such activities does not individually or in the aggregate significantly interfere with the performance by Executive of his duties or violate the provisions of section 4 hereof, (i) render services to charitable organizations, (ii) manage his personal investments, and (iii) with the prior permission of the Board of Directors of NBTB, hold such other directorships or part-time academic appointments or have such other business affiliations as would otherwise be prohibited under this section 1.

         2.       TERM OF EMPLOYMENT.

                  (a) The term of this Agreement ("Term of Employment") shall be the period commencing on the first business day following the date of the Merger (the "Commencement Date") and continuing until the Termination Date, which shall mean the earliest to occur of:

                           (i)      the third anniversary of the Commencement
Date, unless the Term of Employment shall be extended for one additional year by Executive, upon written notice provided by Executive to NBTB not later than nine months prior to the third anniversary of the Commencement Date;

                           (ii)     the death of Executive;

                           (iii)    Executive's inability to perform his duties
hereunder, as a result of physical or mental disability as reasonably determined by the personal physician of Executive, for a period of at least 180 consecutive days or for at least 180 days during any period of twelve consecutive months during the Term of Employment; or

                           (iv)     the discharge of Executive by NBTB "for
cause," which shall mean one or more of the following:


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


                                    (A)     any willful or gross misconduct by
Executive with respect to the business and affairs of NBTB or New Bank, or with respect to any of its affiliates for which Executive is assigned material responsibilities or duties;

                                    (B)     the conviction of Executive of a
felony (after the earlier of the expiration of any applicable appeal period without perfection of an appeal by Executive or the denial of any appeal as to which no further appeal or review is available to Executive) whether or not committed in the course of his employment by NBTB;

                                    (C)    Executive's willful neglect, failure,
or refusal to carry out his duties hereunder in a reasonable manner (other than any such failure resulting from disability or death or from termination by Executive for Good Reason, as hereinafter defined) after a written demand for substantial performance is delivered to Executive that specifically identifies the manner in which NBTB believes that Executive has not substantially performed his duties and Executive has not resumed substantial performance of his duties on a continuous basis within thirty days of receiving such demand; or

                                    (D)     the breach by Executive of any
representation or warranty in section 6(a) hereof or of any agreement contained in section 1, 4, 5, or 6(b) hereof, which breach is material and adverse to NBTB or New Bank or any of its affiliates for which Executive is assigned material responsibilities or duties; or

                           (v)      Executive's resignation from his position as
chief executive officer of New Bank other than for "Good Reason," as hereinafter defined; or

                           (vi)     the termination of Executive's employment by
NBTB "without cause," which shall be for any reason other than those set forth in subsections (i), (ii), (iii), (iv), or (v) of this section 2(a), at any time, upon the thirtieth day following notice to Executive; or

                           (vii)    Executive's resignation for "Good Reason."

"Good Reason" shall mean, without Executive's express written consent, reassignment of Executive to a position other than as chief executive officer of New Bank, or of the northeastern Pennsylvania operations of any successor entity to New Bank, other than for "Cause," or a decrease in the amount or level of Executive's salary or benefits from the amount or level established in section 3 hereof.

                  (b) In the event that the Term of Employment shall be terminated for any reason other than that set forth in section 2(a)(vi) or 2(a)(vii) hereof, Executive shall be entitled to receive, upon the occurrence of any such event:


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

                           (i)      any salary (as hereinafter defined) payable
pursuant to section 3(a)(i) hereof which shall have accrued as of the Termination Date; and

                           (ii)     such rights as Executive shall have accrued
as of the Termination Date under the terms of any plans or arrangements in which he participates pursuant to section 3(b) hereof, any right to reimbursement for expenses accrued as of the Termination Date payable pursuant to section 3(j) hereof, and the right to receive the cash equivalent of paid annual leave and sick leave accrued as of the Termination Date pursuant to section 3(e) hereof.

                  (c) In the event that the Term of Employment shall be terminated for the reason set forth in section 2(a)(vi) or 2(a)(vii) hereof, Executive shall be entitled to receive:

                           (i)      any salary payable pursuant to section 3(a)
(i) hereof which shall have accrued as of the Termination Date, and, for the period commencing on the date immediately following the Termination Date and ending upon and including the fourth anniversary of the Commencement Date, salary payable at the rate established pursuant to section 3(a)(i) hereof, in a manner consistent with the normal payroll practices of New Bank with respect to executive personnel as presently in effect or as they may be modified by New Bank from time to time; and

                           (ii)     such rights as Executive may have accrued as
of the Termination Date under the terms of any plans or arrangements in which he participates pursuant to section 3(b) hereof, any right to reimbursement for expenses accrued as of the Termination Date payable pursuant to section 3(j) hereof, and the right to receive the cash equivalent of paid annual leave and sick leave accrued as of the Termination Date pursuant to section 3(e) hereof.

                  (d) Any provision of this section 2 to the contrary notwithstanding, in the event that the employment of Executive with NBTB or New Bank is terminated in any situation described in section 3 of the change-in-control letter agreement dated February 17, 2000 between NBTB and Executive (the "Change-in-Control Agreement") so as to entitle Executive to a severance payment and other benefits described in section 3 of the Change-in-Control Agreement, then Executive shall be entitled to receive the following, and no more, under this section 2:

                           (i)      any salary payable pursuant to section 3(a)
(i) hereof which shall have accrued as of the Termination Date;

                           (ii)     such rights as Executive shall have accrued
as of the Termination Date under the terms of any plans or arrangements in which he participates pursuant to section 3(b) hereof, any right to reimbursement for expenses accrued as of the Termination Date payable pursuant to section 3(j) hereof, and the right to receive the cash equivalent of paid annual leave and sick leave accrued as of the Termination Date pursuant to section 3(e) hereof; and

                           (iii)    the severance payment and other benefits
provided in the Change-in-Control Agreement.


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
         3. COMPENSATION. For the services to be performed by Executive for New Bank under this Agreement, Executive shall be compensated in the following manner:

                  (a)      SALARY.  During the Term of Employment:

                           (i)      New Bank shall pay Executive a salary which,
on an annual basis, shall not be less than $230,000, assuming Executive performs competently. Salary shall be payable in accordance with the normal payroll practices of New Bank with respect to executive personnel as presently in effect or as they may be modified by New Bank from time to time.

                           (ii)     Executive shall be eligible to be considered
for salary increases, upon review, in accordance with the compensation policies of NBTB with respect to executive personnel as presently in effect or as they may be modified by NBTB from time to time.

                           (iii)    Executive shall be eligible to be considered
for performance bonuses of up to 75 percent of salary
(with his performance evaluated primarily based upon the performance of New Bank, or of the northeastern Pennsylvania operations of any successor entity to New Bank, and secondarily based upon the performance of NBTB taken as a whole), in accordance with the compensation policies of NBTB with respect to executive personnel as presently in effect or as they may be modified by NBTB from time to time.

                  (b) EMPLOYEE BENEFIT PLANS OR ARRANGEMENTS. During the Term of Employment, Executive shall be entitled to participate in all employee benefit plans of NBTB, as presently in effect or as they may be modified by NBTB from time to time, under such terms as may be applicable to officers of Executive's rank employed by NBTB or its affiliates, including, without limitation, plans providing retirement benefits, stock options, medical insurance, life insurance, disability insurance, and accidental death or dismemberment insurance, provided that there be no duplication of such benefits as are provided under any other provision of this Agreement. During the Term of Employment, medical insurance for Executive will be procured through the same carrier that provided insurance coverage to Executive as an employee of New Bank as of June 30, 1999, or from such other insurance carrier as shall be mutually acceptable to Executive and NBTB.

                  (c) STOCK OPTIONS. Each January or February annually during the Term of Employment, NBTB will cause Executive to be granted a non-statutory ("non-qualified") stock option (each an "Option") to purchase the number of shares of the common stock of NBTB, no par value, $1.00 stated value, or the common stock of NBTB as reclassified to have a par value of $.01 per share, as the case may be (the "NBTB Common Stock"), pursuant to the NBT Bancorp Inc. 1993 Stock Option Plan, as amended, or any appropriate successor plan (the "Stock Option Plan"), computed by dividing 250 percent of the annualized salary of Executive on the date of grant of the Option by the "Fair Market Value" of NBTB Common Stock (as defined in the Stock Option Plan). The option exercise price per share of the shares subject to each Option shall be such Fair Market Value, and the terms, conditions of exercise, and vesting schedule of such Option shall be as set forth in section 8 of the Stock Option Plan.


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
                  (d) SUPPLEMENTAL EXECUTIVE RETIREMENT PLANS. NBTB shall assume and continue in effect the LA Bank, N.A. Salary Continuation Agreement between New Bank and Executive dated March 7, 1997, the Supplementary Retirement Benefit Agreement between New Bank and Executive dated January 6, 1995, and the Salary Continuation Agreement between New Bank and Executive dated May 5, 1989, and, in return therefor, Executive renounces entitlement to benefits under any supplemental executive retirement plan to which he would otherwise be entitled as an executive of NBTB or an affiliate of NBTB.

                  (e) VACATION AND SICK LEAVE. During the Term of Employment, Executive shall be entitled to paid annual vacation periods and sick leave in accordance with the policies of NBTB as in effect as of the Commencement Date or as may be modified by NBTB from time to time as may be applicable to officers of Executive's rank employed by NBTB or its affiliates, but in no event less than four weeks of paid vacation per year.

                  (f) AUTOMOBILE. During the Term of Employment, Executive shall be entitled to the use of an automobile owned by New Bank, the make, model, and year of which automobile shall be appropriate to an officer of Executive's rank employed by NBTB or its affiliates and consistent with that provided to others of Executive's rank employed by NBTB or its affiliates. Executive shall be responsible for all expenses of ownership and use of such automobile, subject to reimbursement of expenses for business use in accordance with section 3(j).

                  (g) COUNTRY CLUB DUES. During the Term of Employment, Executive shall be reimbursed for dues and assessments incurred in relation to Executive's membership at Country Club of Scranton.

                  (h) LIFE INSURANCE. During the Term of Employment, life insurance paid by New Bank on the life of Executive for the benefit of his designated beneficiary or beneficiaries shall be maintained at no less than the level of insurance maintained as of June 30, 1999.

                  (i) WITHHOLDING. All compensation to be paid to Executive hereunder shall be subject to required withholding and other taxes.

                  (j) EXPENSES. During the Term of Employment, Executive shall be reimbursed for reasonable travel and other expenses incurred or paid by Executive in connection with the performance of his services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as may from time to time be requested, in accordance with such policies of NBTB as are in effect as of the Commencement Date and as may be modified by NBTB from time to time, under such terms as may be applicable to officers of Executive's rank employed by NBTB or its affiliates.

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
         4.       CONFIDENTIAL BUSINESS INFORMATION; NON-COMPETITION.

                  (a) Executive acknowledges that certain business methods, creative techniques, and technical data of NBTB and its affiliates and the like are deemed by NBTB to be and are in fact confidential business information of NBTB or its affiliates or are entrusted to third parties. Such confidential
information  includes  but  is  not  limited  to  procedures,   methods,   sales
relationships developed while in the service of NBTB or its affiliates, knowledge of customers and their requirements, marketing plans, marketing information, studies, forecasts, and surveys, competitive analyses, mailing and marketing lists, new business proposals, lists of vendors, consultants, and other persons who render service or provide material to NBTB or New Bank or their affiliates, and compositions, ideas, plans, and methods belonging to or related to the affairs of NBTB or New Bank or their affiliates. In this regard, NBTB asserts proprietary rights in all of its business information and that of its affiliates except for such information as is clearly in the public domain. Notwithstanding the foregoing, information that would be generally known or available to persons skilled in Executive's fields shall be considered to be "clearly in the public domain" for the purposes of the preceding sentence. Executive agrees that he will not disclose or divulge to any third party, except as may be required by his duties hereunder, by law, regulation, or order of a court or government authority, or as directed by NBTB, nor shall he use to the detriment of NBTB or its affiliates or use in any business or on behalf of any business competitive with or substantially similar to any business of NBTB or New Bank or their affiliates, any confidential business information obtained during the course of his employment by New Bank. The foregoing shall not be construed as restricting Executive from disclosing such information to the employees of NBTB or New Bank or their affiliates.

                  (b) Executive hereby agrees that from the Commencement Date until the second anniversary of the Termination Date (or, in the event that the Term of Employment has been terminated for the reason set forth in section 2(a)(vi) or 2(a)(vii) hereof, Executive agrees that until the first anniversary of the Termination Date), Executive will not (i) engage in any aspect of the banking, trust or financial services business over which Executive has had, during the Term of Employment, significant executive or managerial responsibilities, other than on behalf of NBTB or New Bank or their affiliates, within the Market Area (as hereinafter defined), (ii) directly or indirectly own, manage, operate, control, be employed by, or provide management or consulting services in any capacity to any firm, corporation, or other entity (other than NBTB or New Bank or their affiliates) engaged in the Market Area in any aspect of the banking, trust or financial services business over which Executive has had, during the Term of Employment, significant executive or managerial responsibilities, or (iii) directly or indirectly solicit or otherwise intentionally cause any person known to Executive to be an employee, officer, or member of the respective Boards of Directors of New Bank or any of its affiliates to engage in any action prohibited under (i) or (ii) of this section 4(b); provided that the ownership by Executive as an investor of not more than five percent of the outstanding shares of stock of any corporation, or the shares of any investment company as defined in section 3 of the Investment Company Act of 1940, as amended, shall not in itself constitute a violation of Executive's obligations under this section 4(b).


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
                  (c) Executive acknowledges and agrees that irreparable injury will result to NBTB in the event of a breach of any of the provisions of this section 4 (the "Designated Provisions") and that NBTB will have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of any Designated Provision, and in addition to any other legal or equitable remedy NBTB or New Bank may have, NBTB shall be entitled to the entry of a preliminary and permanent injunction (including, without limitation, specific performance) by a court of competent jurisdiction in Chenango County, New York, Wayne County, Pennsylvania, or elsewhere, to restrain the violation or breach thereof by Executive, and Executive submits to the jurisdiction of such court in any such action.

                  (d) It is the desire and intent of the parties that the provisions of this section 4 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this section 4 shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. In addition, should any court determine that the provisions of this section 4 shall be unenforceable with respect to scope, duration, or geographic area, such court shall be empowered to substitute, to the extent enforceable, provisions similar hereto or other provisions so as to provide to NBTB, to the fullest extent permitted by applicable law, the benefits intended by this section 4.

                  (e) As used herein, "Market Area" shall mean the area or areas delineated by circles formed by radii extending twenty-five miles from (i) the head office of New Bank, (ii) the authorized branches of New Bank as they may exist from time to time, and (iii) each branch of a depository institution affiliated with New Bank for which Executive has or has had significant executive or managerial responsibilities.

         5. LIFE INSURANCE. In light of the unusual abilities and experience of Executive, NBTB in its discretion may apply for and procure as owner and for its own benefit insurance on the life of Executive, in such amount and in such form as NBTB may choose. NBTB shall make all payments for such insurance and shall receive all benefits from it. Executive shall have no interest whatsoever in any such policy or policies but, at the request of NBTB, shall submit to medical examinations and supply such information and execute such documents as may reasonably be required by the insurance company or companies to which NBTB has applied for insurance.


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
         6.       REPRESENTATIONS AND WARRANTIES.

                  (a) Executive represents and warrants to NBTB that his execution, delivery, and performance of this Agreement will not result in or constitute a breach of or conflict with any term, covenant, condition, or provision of any commitment, contract, or other agreement or instrument, including, without limitation, any other employment agreement, to which Executive is or has been a party.

                  (b) Executive shall indemnify, defend, and hold harmless NBTB for, from, and against any and all losses, claims, suits, damages, expenses, or liabilities, including court costs and counsel fees, which NBTB has incurred or to which NBTB may become subject, insofar as such losses, claims, suits, damages, expenses, liabilities, costs, or fees arise out of or are based upon any failure of any representation or warranty of Executive in section 6(a) hereof to be true and correct when made.

         7. NOTICES. All notices, consents, waivers, or other communications which are required or permitted hereunder shall be in writing and deemed to have been duly given if delivered personally or by messenger, transmitted by telex or telegram, by express courier, or sent by registered or certified mail, return receipt requested, postage prepaid. All communications shall be addressed to the appropriate address of each party as follows:

If to NBTB:

         NBT Bancorp Inc.
         52 South Broad Street
         Norwich, New York  13815

         Attention:        Mr. Daryl R. Forsythe
                           President and Chief Executive Officer

With a required copy to:

         Brian D. Alprin, Esq.
         Duane, Morris & Heckscher LLP
         1667 K Street, N.W., Suite 700
         Washington, D.C.  20006

If to Executive:

         Mr. John G. Martines
         R.D. 1, Box 824
         Carbondale, Pennsylvania  18407


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All such  notices  shall be  deemed to have  been  given on the date  delivered, transmitted, or mailed in the manner provided above.

         8.       ASSIGNMENT.

                  (a) Neither party may assign this Agreement or any rights or obligations hereunder without the consent of the other party.

                  (b) The parties contemplate that at the time of the Merger, or subsequent to such time, New Bank may engage in a merger or similar transaction with an affiliated bank, in which case references in this Agreement to New Bank shall be construed to apply to the successor institution in such transaction.

         9. GOVERNING LAW. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of law thereof. The parties hereby designate the Chancery Court in New Castle County, Delaware to be the proper jurisdiction and venue for any suit or action arising out of this Agreement. Each of the parties consents to personal jurisdiction in such venue for such a proceeding and agrees that it may be served with process in any action with respect to this Agreement or the transactions contemplated thereby by certified or registered mail, return receipt requested, or to its registered agent for service of process in the State of Delaware. Each of the parties irrevocably and unconditionally waives and agrees, to the fullest extent permitted by law, not to plead any objection that it may now or hereafter have to the laying of venue or the convenience of the forum of any action or claim with respect to this Agreement or the transactions contemplated thereby brought in the courts aforesaid.

         10. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding among NBTB, New Bank, and Executive relating to the subject matter hereof. Any previous agreements or understandings between the parties hereto or between Executive and New Bank or any of its affiliates regarding the subject matter hereof, including without limitation the terms and conditions of employment, compensation, benefits, retirement, competition following employment, and the like, are merged into and superseded by this Agreement. Neither this Agreement nor any provisions hereof can be modified, changed, discharged, or terminated except by an instrument in writing signed by the party against whom any waiver, change, discharge, or termination is sought.

         11.      ILLEGALITY; SEVERABILITY.

                  (a) Anything in this Agreement to the contrary notwithstanding, this Agreement is not intended and shall not be construed to require any payment to Executive which would violate any federal or state statute or regulation, including without limitation the "golden parachute payment regulations" of the Federal Deposit Insurance Corporation codified to
Part 359 of title 12, Code of Federal Regulations.


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                  (b)    If any provision or provisions of this Agreement shall
be held to be invalid, illegal, or unenforceable for any reason whatsoever:

                           (i)      the validity, legality, and enforceability
of the remaining provisions of this Agreement
(including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal, or unenforceable) shall not in any way be affected or impaired thereby; and

                           (ii)     to the fullest extent possible, the
provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provisions held to be invalid, illegal, or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal, or unenforceable.

         12. ARBITRATION. Subject to the right of each party to seek specific performance (which right shall not be subject to arbitration), if a dispute arises out of or related to this Agreement, or the breach thereof, such dispute shall be referred to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). A dispute subject to the provisions of this section will exist if either party notifies the other party in writing that a dispute subject to arbitration exists and states, with reasonable specificity, the issue subject to arbitration (the "Arbitration Notice"). The parties agree that, after the issuance of the Arbitration Notice, the parties will try in good faith to resolve the dispute by mediation in accordance with the Commercial Rules of Arbitration of AAA between the date of the issuance of the Arbitration Notice and the date the dispute is set for arbitration. If the dispute is not settled by the date set for arbitration, then any controversy or claim arising out of this Agreement or the breach hereof shall be resolved by binding arbitration and judgment upon any award rendered by arbitrator(s) may be entered in a court having jurisdiction. Any person serving as a mediator or arbitrator must have at least ten years' experience in resolving commercial disputes through arbitration. In the event any claim or dispute involves an amount in excess of $100,000, either party may request that the matter be heard by a panel of three arbitrators; otherwise all matters subject to arbitration shall be heard and resolved by a single arbitrator. The arbitrator shall have the same power to compel the attendance of witnesses and to order the production of documents or other materials and to enforce discovery as could be exercised by a United States District Court judge sitting in the Northern District of New York. In the event of any arbitration, each party shall have a reasonable right to conduct discovery to the same extent permitted by the Federal Rules of Civil Procedure, provided that such discovery shall be concluded within ninety days after the date the matter is set for arbitration. In the event of any arbitration, the arbitrator or arbitrators shall have the power to award reasonable attorney's fees to the prevailing party. Any provision in this Agreement to the contrary notwithstanding, this section shall be governed by the Federal Arbitration Act and the parties have entered into this Agreement pursuant to such Act.


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         13.  COSTS OF  LITIGATION.  In the event  litigation  is  commenced  to enforce any of the provisions hereof, or to obtain declaratory relief in connection with any of the provisions hereof, the prevailing party shall be entitled to recover reasonable attorney's fees. In the event this Agreement is asserted in any litigation as a defense to any liability, claim, demand, action, cause of action, or right asserted in such litigation, the party prevailing on the issue of that defense shall be entitled to recovery of reasonable attorney's fees.

         14. AFFILIATION. A company will be deemed to be "affiliated" with NBTB or New Bank according to the definition of "Affiliate" set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

         15. HEADINGS. The section and subsection headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof.

          16. AGREEMENT CONTINGENT UPON MERGER. This Agreement is contingent upon the occurrence of the Merger and, if the Merger fails to occur, this Agreement will be null and void and of no past or future effect.

         IN WITNESS WHEREOF, the parties hereto executed or caused this Agreement to be executed as of the day and year first above written.


                                NBT BANCORP INC.



                                By:   /S/ DARYL R. FORSYTHE
                                      Daryl R. Forsythe
                                      President and Chief Executive Officer


                                JOHN G. MARTINES



                                /S/ JOHN G. MARTINES


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